Exhibit 99
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NEWS RELEASE
                                                   FOR IMMEDIATE RELEASE


Contact     Magnes Welsh             Contact            Julia Burge
Company     LaSalle Partners         Company            Jones Lang Wootton
Telephone   312/228-2471             Oct. 22 Telephone  44-171-399-5590
                                     All Other Days     44-171-399-5616



               JONES LANG WOOTTON AND LA SALLE PARTNERS ANNOUNCE
                              INTENTION TO MERGE
           Merger to Create Leading Global Real Estate Services and
                         Investment Management Company


     CHICAGO AND LONDON, October 22, 1998 -- LaSalle Partners Incorporated (NYSE: LAP) and Jones Lang Wootton today announced that they have reached a definitive agreement to merge their operations to form the world's leading fully integrated real estate services and investment management company. The announcement was made by Stuart L. Scott, Chairman and Chief Executive Officer of LaSalle Partners, and Christopher A. Peacock, Chief Executive Officer of Jones Lang Wootton.

     The transaction will combine Jones Lang Wootton's international strengths in Europe and Asia Pacific with LaSalle's depth in North America and its position as an investment management leader. The merged company's balance of global investment management and real estate capabilities, in addition to its geographic reach and integrated range of products and services, will create a single source for addressing the comprehensive global real estate needs of corporate clients.

     The combined company will be a global leader in real estate management services with more than 650 million square feet of office, retail and industrial space under management. With approximately $20.3 billion (<pound/sterling>11.9 billion) of assets under investment management, the combined company will be among the largest real estate investment management companies. The merged company will include more than 6,000 employees based in 34 countries in North and South America, Europe and Asia Pacific.

     The transaction, principally structured as a share exchange, has been approved by the LaSalle Board of Directors and the Board of Directors of the Jones Lang Wootton companies and the partnerships. Completion of the transaction is subject to acceptance of the exchange offer by Jones Lang Wootton shareholders and partners, approval by LaSalle shareholders, regulatory and tax clearances, and other customary conditions. The transaction is expected to close in early 1999, however, there can be no assurance that the transaction will be completed. Under the terms of the agreement, LaSalle Partners Incorporated will issue up to 14.3 million shares of common stock, plus approximately $6.0 million (<pound/sterling>
3.5 million) in cash, subject to a closing net worth adjustment. Approximately 12.5 million shares will be issued to Jones Lange Wootton equity owners in the share exchange, and 1.8 million shares will be placed in a discretionary trust and distributed to selected non-owner employees of Jones Lang Wootton over a two-year period following the closing. The shares issued in the share exchange will not be registered for U.S. securities law purposes and will be subject to a one-year restriction on sale.



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LA SALLE PARTNERS AND JONES LANG WOOTTON ANNOUNCE MERGE -- Add Two

     Jones Lang LaSalle expects to report the transaction on its financial statements as follows:

 .     Approximately 7.6 million of the shares to be issued in the transaction and approximately $5.6 million (<pound/sterling> 3.3 million) in cash will be accounted for using purchase accounting.

 .     The remaining 6.7 million shares and approximately $0.4 million
      (<pound/sterling> 0.2 million) of cash is expected to be charged to compensation expense in accordance with required treatment under U.S. GAAP.

The actual amount of compensation expense recorded is dependent on LaSalle's stock price and will increase or decrease based upon increases or decreases in the Company's share price through year-end 2000. Assuming that LaSalle's approximate current price remains constant through December 31, 2000, the Company estimates on a pro forma basis, a total charge to compensation expense of approximately $195 million (<pound/sterling> 114.7 million) would be taken over the period between closing and December 31, 2000, with approximately $109.5 million (<pound/sterling> 64.4 million) taken at closing and during the remainder of 1999 and an additional $85.5 million (<pound/sterling> 50.3 million) expensed over the year 2000. The compensation expense is a non-cash charge and ultimately will have no impact on the combined company's net equity position. The attached Table A illustrates the timing and amount of the estimated charge to compensation expense.

     On a pro forma basis for 1997, the combined revenues of Jones Lang Wootton and LaSalle Partners (including the acquisition of COMPASS Management and Leasing and related companies as if it occurred on January 1, 1997) would have totaled approximately $750 million (<pound/sterling> 441 million), of which approximately 78 percent was generated in North America and Europe. A breakdown of the percentage of the Company's pro forma revenues by region is included on the attached Table B.

     On a pro forma basis for 1997, Jones Lang Wootton generated EBITDA of approximately $48.7 million (<pound/sterling> 28.6 million) on revenues of approximately $436.0 million (<pound/sterling> 256.5 million). Absent extraordinary charges expected to be incurred for the compensation expense described above and integration costs, the Company expects the transaction to be accretive to both EBITDA and earnings per share in 1999.

     Jones Lang Wootton provides a wide range of real estate advisory, transactional and asset management services to local, national and international clients in both the private and public sectors. Its services cover many types of commercial real estate including hotel, industrial, office and retail property.

     During 1997, Jones Lang Wootton valued over $180 billion (<pound/sterling> 105.9 billion) of commercial property, investment grade residential property and land, and handled acquisitions and sales of real estate assets totaling almost $20 billion (<pound/sterling>11.8 billion). Worldwide, Jones Lang Wootton manages approximately 23 million square metres (250 million square feet) of office, retail and industrial properties which yield over $3 billion (<pound/sterling> 1.8 billion) of annual rental income to their owners. It is also one of the largest independent property investment managers in the U.K. and Ireland and has approximately $6.3 billion (<pound/sterling> 3.7 billion) of real estate funds under management worldwide.







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LASALLE PARTNERS AND JONES LANG WOOTTON ANNOUNCE MERGER -- Add Three


     LaSalle Partners' shares are listed on the New York Stock Exchange, and the combined company is to consider seeking an additional listing on the London Stock Exchange following completion of the transaction.

     The combined company will be known as Jones Lang Lasalle Incorporated, and the investment management business will be named LaSalle Investment Management, Inc. The operational headquarters of the Jones Lang LaSalle group will be located in London, while the holding company will remain based in Chicago along with the investment management headquarters.

     Mr. Scott will become Jones Lang LaSalle's Chairman and Chief Executive Officer; and Mr. Peacock will be President and Deputy Chief Executive Officer and will chair the Executive Management Committee, a non-Board committee of senior executive officers. Michael J. Smith, currently International Chairman of Jones Lang Wootton, will become Jones Lang LaSalle's Deputy Chairman; and William E. Sullivan, currently Chief Financial Officer of LaSalle Partners, will continue in that position with Jones Lang LaSalle. Following the transaction, there will be equal representation on the Board which will comprise eight inside directors and six independent directors. The Executive Management Committee will also have equal representation.

     "Jones Lang LaSalle is a merger that realizes our mission to create the Real Estate Services Firm of the Future," said Mr. Scott. "This merger is one that both companies sought because we share the same vision of a worldwide client-oriented service organization and have the same mission."

     Mr. Scott added: "With this merger, our companies will put in place the missing pieces of our global real estate delivery system, including a Global Services Management organization with responsibility for assuring that our clients receive consistent, high quality, best-in-class services that are responsive to their individual needs worldwide. We will be able to provide the highest level of service to our clients locally, regionally and internationally, and we will increase our direct access to capital and real estate markets worldwide. We believe this combination will expand business-building opportunities in a manner which will enhance shareholder value."

     Mr. Peacock said: "LaSalle Partners and Jones Lang Wootton are perfect merger partners, being ideally matched with complementary strengths in geographic coverage, professional skills, research capabilities and product range. Our clients worldwide will enjoy enhanced services through our ability to provide a single source for real estate and investment management needs. Jones Lang LaSalle will be dedicated to finding innovative solutions to clients' needs and being at the forefront of real estate and investment management services."

     "Our employees will benefit from exciting career prospects as well as greater opportunities to broaden their skills in what we believe will be the industry's most innovative and significant global real estate services firm," continued Mr. Peacock.
















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LASALLE PARTNERS AND JONES LANG WOOTTON ANNOUNCE MERGER -- Add Four


     Jones Lang Wootton, which is headquartered in London where it was first established in 1783, is a private business owned by its partners and employees. The company employs more than 4,000 employees located in 32 countries in Europe, Asia, North America and Australasia.

     LaSalle Partners is a leading vertically integrated global real estate services firm providing management services, corporate and financial services, and investment management services for public and private institutions and other real estate owners and investors worldwide. Founded in 1968 and headquartered in Chicago, LaSalle has been a public company since July 1997 and is 44 percent owned by employees. Its 1997 annual revenues on a proforma basis (including the acquisition of COMPASS Management and Leasing and related companies as if it occurred on January 1, 1997) would have totaled $317.8 million (<pound/sterling> 186.9 million).

     LaSalle Partners is the largest U.S. provider of property management services with approximately 400 million square feet of assets under management and is a global leader in real estate investment management with approximately $14 billion (<pound/sterling> 8.2 billion) of assets under management. In 1997, its Corporate and Financial Services businesses executed a total of 8.1 million square feet of tenant representation assignments, completed investment banking transactions valued at approximately $5.4 billion (<pound/sterling> 3.2 billion) and closed 56 land services transactions. More than 2,200 employees serve LaSalle's clients across 10 corporate U.S. offices, nine offices outside the United States, and nearly 500 property and satellite offices.



This press release does not constitute an offer or an invitation to offer for LaSalle Partners Incorporated stock or an offer to purchase any real estate securities.

Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of LaSalle Partners to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Risk Factors" and elsewhere in LaSalle Partners' prospectus filed as part of its registration statement (333-25741), under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in LaSalle Partners' Annual Report or Form 10-K for the year ended
December 31, 1997 and in other periodic reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. LaSalle Partners expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in LaSalle Partners' expectations or results, or any change in events. Statements in this press release regarding parties other than LaSalle Partners are based upon representations of such other parties.






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         LA SALLE PARTNERS AND JONES LANG WOOTTON MERGER ANNOUNCEMENT
              Compensation Expense Charges and Revenue by Region


TABLE A

Estimated Combined Company "Extraordinary" Compensation Expense Breakdown by Quarter (1)

                             Dollars             Pound/sterling
      1999 Q1             51.3 million            30.2 million
      1999 Q2             17.2 million            10.1 million
      1999 Q3             17.2 million            10.1 million
      1999 Q4             23.8 million            14.0 million
      2000 Q1             17.1 million            10.1 million
      2000 Q2             17.1 million            10.1 million
      2000 Q3             17.1 million            10.1 million
      2000 Q4             34.2 million            20.0 million
                         -------------           -------------
      Total              195.0 million           114.7 million
                         =============           =============


      (1) The compensation charges illustrated in Table A assume that the closing price of LaSalle Partners Incorporated common stock's approximate current price remains constant throughout the period. The actual compensation charges will be dependent upon LaSalle's stock price and will increase or decrease based upon increases or decreases in the Company's share price through year-end 2000.



TABLE B

Pro Forma Combined Company 1997 Percentage Revenue by Region

                  Europe              33%
                  North America       45%
                  Australia           10%
                  Asia and Other      12%
                                     ----
                    Total            100%
                                     ====













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